Exhibit 10.4

One Casper Street Danbury, CT 06810 Main: 203-798-8000 Fax: 203-796-3684 www.mannkindcorp.com

February 17, 2017

Courtney Barton

Revised – 2/23/2017

Dear Courtney:

Congratulations! The MannKind team has been very impressed with your background and credentials, and we are genuinely pleased to offer you full-time employment with MannKind Corporation, in the exempt position Vice President, Chief Compliance Officer, located in Southern California. In this position you will initially report directly to David Thomson, Corporate V.P. & General Counsel.

We will target your employment to commence on March 13, 2017. Please be advised that this offer is contingent upon satisfactory reference and background checks and receipt of results of a satisfactory drug screening test. In the coming days, you will receive an email with information regarding the test, contact and location information for the laboratory as well as the hours of operation. This screening test must be completed no later than two weeks from the date of this letter.

As part of this agreement your primary work location will be Scottsdale, AZ during your initial employment. Once you relocate to California, your primary work location will change to California.  We ask that you make every personal effort to complete your physical relocation by July 31, 2017, whether that be to your new residence or to temporary housing.  Your relocation benefits will be in effect from one year from your hire date with MannKind.
You will be paid on a bi-weekly basis, on regular payroll schedule, in the amount of $9615.38, equating to an annualized amount of $250,000.00. Depending on your date of hire, you may be eligible to participate in the MannKind Employee Bonus Plan, with a target bonus opportunity of 25% of annual earnings. Bonus awards will be based upon company-wide performance and your achievement of mutually agreed-upon milestones.

Courtney Barton

You will be eligible to participate in MannKind's Equity Incentive Plan, under which stock options and restricted stock may be awarded to you at a future date, as approved by the Board of Directors. At the next quarterly Board meeting, we will recommend that you be granted a stock award of 84,800 and RSU’s 0f 61,800, comparable to grants made for other individuals in similar level positions throughout the company. This is not a guarantee for a specific number of restricted stock units, but is only intended to provide you with an understanding of grant guidelines for your position. If your start date is less than two weeks prior to the next quarterly Board meeting, the recommendation will be submitted in the following quarter. Grants will begin vesting based on your hire date.

We have a substantial list of fringe benefits, including the following: 20 days PTO annually, which accrues on a bi-weekly basis; short term and long term disability insurance; company paid life insurance; a 401(k) tax sheltered savings program; flexible spending accounts; health, vision and dental insurance, and 16 paid holidays. The holidays and other time off benefits will be prorated based on your date of hire. All benefits, policies and rules are subject to change from time to time at the Company's discretion. All benefits outlined in this offer letter are contingent on your continuing employment with MannKind Corporation in a benefit eligible status.

Enclosed and included as part of this offer (Attachment One) is information about the main points of the Company’s relocation assistance program, which MannKind will provide to you to relocate to the “local area.”  Upon acceptance of this offer, a representative of NEI will contact you to initiate your relocation benefits.

MannKind will provide relocation assistance to you in good faith, however, should you leave the Company before one year for any reason, except layoff, you will be required to repay the Company all funds paid, either to you or on your behalf, for relocation purposes.

Shortly after we are in receipt of your acceptance, you will receive a welcome email from our onboarding manager, with a link to your personalized onboarding portal. Through this portal you will have access to most of the required MannKind policies and agreements that will require your signature such as, the Employee Proprietary Information and Inventions Agreement, an Arbitration Agreement, a Policy Against Insider Trading, Code of Business Conduct and Ethics, and an Employee Acknowledgement Form, required after reading the MannKind Employee Sourcebook. Of course, the company may require additional policies or agreements to be signed and acknowledged in the future.

Courtney Barton

Employment at MannKind is at will, which means that either you or MannKind can end the employment relationship at any time, and for any reason or for no reason, with or without cause or notice. The employment terms in this letter supersede any other agreements or promises made to you by anyone, whether oral or written, and cannot be modified or amended except in writing by an officer of the company. As required by law, this offer is subject to satisfactory proof of your right to work in the United States. This at will employment relationship cannot be changed except in writing as approved by the Board of Directors of MannKind.

We appreciate the energy and enthusiasm you demonstrated during our interview and selection process and we look forward to a favorable response to our offer. We have many exciting challenges ahead and believe you can make a significant contribution to MannKind.

At your earliest convenience, please sign and date this letter and return it to Jacqueline Lapotosky, HR Manager @jlapotosky@mannkindcorp.com or mail in the enclosed envelope to indicate your acceptance of this written offer of employment.

If you should have any questions, please don't hesitate to contact me.

Sincerely,

/s/ Jacqueline Lapotosky

Jacqueline Lapotosky
HR Manager

I have carefully read and understand all of the terms of the above letter and freely and voluntarily accept and agree to all of its terms. I represent that, in agreeing to this offer letter, I am not relying on any representations or promises of any kind other than set forth in this letter.

Sincerely,

/s/ Courtney Barton
Courtney Barton

Date Signed

Confirmed Start Date